Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and Release (the “Agreement”) is entered into by Rachel Ann Gonzalez (“Gonzalez”) and Starbucks Corporation (“Starbucks”).

RECITALS

Starbucks and Gonzalez enter into this Agreement to clarify their respective rights and responsibilities arising out of the conclusion of Gonzalez’s employment relationship, including Gonzalez’s reaffirmation of commitments arising under the Confidentiality, Non-Solicitation, Non-Competition and Inventions Agreement she signed as a condition of her employment (the “Non-Competition Agreement”) except as specifically amended herein. Starbucks acknowledges that Gonzalez carried out her duties with thorough professionalism, in keeping with the company’s Mission and Values and is leaving the company in good standing.

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises contained below, including the separation benefits to be provided to Gonzalez under this Agreement, the parties understand and agree as follows:

1.

Separation Date. The parties to this Agreement acknowledge that Gonzalez’s employment with Starbucks shall end on May 20, 2022 (the “Separation Date”). Gonzalez’s last day actively working shall be April 3, 2022. From April 4, 2022 through the Separation Date Gonzalez shall remain employed as an advisor in a non-executive capacity at an annualized rate of $380,625.00 (50% of her annualized base pay as of April 3, 2022) with her current benefits.

2.

Post-Separation Payments. Starbucks agrees to pay Gonzalez the following amounts, payable in a lump sum, subject to customary tax and other withholdings, within ten (10) business days of her timely execution and non-revocation of the Reaffirmation of the General Release of Claims and Other Commitments and Obligations (the “Reaffirmation”) (Exhibit A to this Agreement) and the return of all property in accordance with Section 8, below:

a.	Severance. $2,283,750.00 (equivalent to 1.5 times her annual base pay plus the 1.5 times her annual bonus at target as of April 3, 2022.)

b.	FY22 Annual Bonus. $470,553.00, as a prorated bonus for Fiscal Year 2022.

c.	Equity Replacement. $4,801,720.00, in recognition of equity grants that were scheduled to vest in 2022 after her Separation Date and 2023, which shall be canceled as a result of her separation.

d.

COBRA Premium Replacement. An amount equivalent to the cost of COBRA continuation coverage under the applicable Starbucks medical, dental and vision programs in which she’s enrolled for a period of eighteen (18) months. This payment may be used by Gonzalez at her discretion to pay for the post-employment continuation of medical, dental and/or vision coverage pursuant to COBRA if she properly elects such coverage. Gonzalez agrees and acknowledges that she will be solely responsible for remitting all COBRA payments and will be solely responsible for the cost of any additional COBRA coverage at the standard COBRA rate and in accordance with the terms and conditions of COBRA and the Starbucks COBRA procedures.

e.	Attorneys’ Fees. $20,000 that may be used by Gonzalez to pay for or offset the attorneys’ fees related to the negotiation of this Agreement regardless of the actual amount of such fees.

Gonzalez agrees and acknowledges that she is and shall be entitled to no further or additional compensation of any kind after the Separation Date except as is expressly provided for in this Agreement and for her final regular wage.

3.

Executive Outplacement Services. Starbucks will provide Gonzalez with executive outplacement services through Right Management’s Key Executive Services Unlimited program. Services shall be authorized by Starbucks within five (5) business days of the expiration of the Revocation Period (defined in Section 10) and must be initiated by Gonzalez within 6 months of the Separation Date.

4.

Valid Consideration. Gonzalez and Starbucks agree that the pay and benefits provided by Starbucks to Gonzalez described in Sections 2 (a)-(e) and 3 are not required by Starbucks policies or procedures or by any pre-existing contractual obligation of Starbucks or by any statute, regulation or ordinance, and are offered by Starbucks solely as consideration for this Agreement.

5.	Post-Separation Commitments.

a.

Gonzalez expressly reaffirms her on-going duties and responsibilities under the Non-Competition Agreement following the Separation Date. In addition, Gonzalez agrees not to use, publish, misappropriate or disclose any Confidential and/or Proprietary Information following the Separation Date, except as expressly authorized in writing in advance by the EVP, General Counsel and Secretary of Starbucks. For this purpose, “Confidential Information” shall have the meaning set forth in the Non-Competition Agreement and incorporated herein by reference. Confidential and/or Proprietary Information includes but is not limited to Starbucks business and financial records, customer and client lists, trade secrets as defined by the Uniform Trade Secrets Act, recipes and formulas, confidential planning or policy matters, any financial or accounting information relating to the business of Starbucks, and any information that is not publicly or generally available outside Starbucks concerning the business of Starbucks. Confidential and/or Proprietary Information can also include unique compilations of public information which Gonzalez had access to by virtue of her relationship with Starbucks. Confidential and/or Proprietary Information can include information developed by Gonzalez, alone or with others, or entrusted to Starbucks by its customers, partners, joint venturers, or others. Gonzalez agrees that if at any time she ever has a question about whether any particular information is considered Confidential and/or

Proprietary Information, she will request clarification from the EVP, General Counsel and Secretary of Starbucks in writing or by electronic mail. If Gonzalez materially violates the agreement set forth in this Section 5, Starbucks shall have (a) the right or remedy, in the event of a breach or a threatened breach, to have the provisions of this Agreement specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Starbucks and that money damages will not provide an adequate remedy, and (b) all other rights and remedies available at law or in equity. The agreement set forth in this Section 5 supplements Gonzalez’s other confidentiality agreements with Starbucks, including obligations imposed under all applicable Starbucks policies and procedures, as well as those imposed by law. Nothing in this agreement prohibits Gonzalez from disclosing Confidential and/or Proprietary Information to any government agency without notice to Starbucks for the purpose of reporting any possible securities law violation(s).

b.

After the Separation Date Starbucks shall consider any written request for a waiver of her non-competition obligations on a case-by-case basis. Such authorization shall not be unreasonably withheld or delayed.

6.	General Release of Claims.

a.

Except as otherwise set forth in this Section 6, Gonzalez expressly waives any claims against Starbucks, including its affiliates, subsidiaries, stockholders, directors, officers, managers, representatives, agents, and employees, past and present (the “Released Parties”) from any claims, whether known or unknown, which existed or may have existed at any time up to the date of this Agreement, including claims related in any way to her employment with Starbucks or the ending of that relationship. This release is comprehensive and includes any and all claims or causes of action arising under common law or under federal, state, or local statute or ordinance related to her employment, including but not limited to: Title VII of the Civil Rights Act of 1964, as amended; Section 1981 of the Civil Rights Act of 1866; the Age Discrimination in Employment Act of 1967, as amended by the Older Worker’s Benefit Protection Act; the Civil Rights Act of 1991; the Americans With Disabilities Act as amended; the Family and Medical Leave Act, as amended; the Employee Retirement Income Security Act, as amended; the Health Insurance Portability and Accountability Act; the Genetic Information Nondiscrimination Act; claims for unpaid salary, wages, commissions, bonuses, unused accrued vacation or sick pay or other compensation under any federal, state or local wage and hour laws or wage claim statutes; claims under laws requiring the advance notification of certain work related reductions, including but not limited to the Worker Adjustment and Retraining Notification Act; any personal injury claims, including without limitation, wrongful discharge, defamation, tortious interference with business expectancy or emotional distress; or any claims alleging a breach of express or implied employment contract; or any other federal, state, or local law governing employment related claims. Gonzalez does not release any claim which may not, by operation of law, be subject to release and she does not waive or release any rights she may have to any claim for indemnity, including reasonable fees and expenses incurred in defense, of any action brought against her regardless of whether such indemnity is through insurance or Company expense. Gonzalez further does not release any claim for payment of final wages through the

Separation Date, for payment and services due pursuant to Sections 2 and 3 of this Agreement, for payment of her annual incentive bonus for fiscal 2021, for vested benefits under the Starbucks Corporation 401(k) plan or for payments under any existing deferred compensation plan, the terms of which plans are in no way amended or modified by this Agreement.

b.

Gonzalez affirms that she is not aware of any facts that would establish or support any allegation of a violation by Starbucks of the federal False Claims Act (or any similar state or federal qui tam statute) which generally prohibits fraud against the government, any violations of federal or state securities laws, including the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other criminal conduct on the part of Starbucks or its managing agents.

c.

This waiver and release shall be construed as broadly and comprehensively as applicable law permits. However, it shall not be construed as releasing or waiving any right that, as a matter of law, cannot be released or waived, including without limitation the right to file a charge or participate in an investigation or proceeding conducted by the EEOC pursuant to the Age Discrimination in Employment Act (“ADEA”); provided that Gonzalez waives any right to recover monetary remedies on her own behalf. If another individual brings any claim against Starbucks, and/or any government agency conducts an investigation of Starbucks, nothing in this Agreement prohibits Gonzalez from cooperating truthfully in such proceedings. Nothing in this agreement prohibits her from accepting any whistleblower reward(s) for reporting any securities law violation(s) or otherwise limits or contradicts any legally protected whistleblower rights she may have (including under Rule 21F under the Securities Exchange Act of 1934).

d.

Nothing in this Agreement amends or modifies the terms of any equity plan or any grant(s) issued under such plan(s) to include but not limited to the time within which Gonzalez has to exercise vested options.

7.	Non-disparagement.

a.

Gonzalez agrees to refrain from making any derogatory or disparaging comments to the press or any individual or entity regarding Starbucks, its business or related activities, former and current directors, former and current executive officers or the relationship between the parties, except as may arise in response to a court order or legal process. Starbucks shall not make any derogatory or disparaging comments to the press, social or online media, or any business entity regarding Gonzalez, except as may arise in response to a court order or legal process. If contacted by third parties inquiring about her employment with Starbucks, Starbucks shall respond to all such requests exclusively through The Work Number, providing only a confirmation of job title, dates of employment and salary information as authorized. Separately from The Work Number, Starbucks agrees to confirm to third parties that Gonzalez left in good standing. In the event Gonzalez requests that Starbucks do so she shall contact the Chief Partner Officer to identify the third party so that the Parties can determine an appropriate individual to confirm this fact.

b.

The Parties shall work together in good faith to reach mutually agreeable language for any internal or external announcement of Gonzalez’s departure from Starbucks. Any broad-based or public communications by Starbucks or its directors or executive officers regarding Gonzalez or her separation of employment shall be subject to Gonzalez’s prior review and reasonable comment, except to the extent they are consistent with the terms of the agreed upon internal and/or external announcement of Gonzalez’s departure. Starbucks agrees to instruct Howard Schultz and Vivek Varma not to make any derogatory or disparaging comments to the press, social or online media or any business entity regarding Gonzalez except as may arise in response to a court order or legal process. Nothing in this agreement limits the ability of Starbucks partners and Members of the Board to serve in their individual capacity as personal references to third parties.

8.

Return of Property. Gonzalez confirms that she has or will prior to the Separation Date, return to Starbucks all files, memoranda, records, credit cards, computer equipment, computer files, passwords and pass keys, card keys, related physical or electronic access devices, electronic data storage media and devices, and data in any form whether in hardcopy or electronic form and whether stored on Starbucks equipment or media or on equipment or media belonging to Gonzalez or a third party and any and all other property received from Starbucks or any of its current or former employees or generated by Gonzalez in the course of employment.

9.

Additional Cooperation. Gonzalez agrees to give Starbucks her full cooperation in connection with any claims, lawsuits or proceedings that relate in any manner to her conduct or duties at Starbucks or that are based on facts about which Gonzalez obtained personal knowledge while employed at Starbucks. In return, Starbucks agrees to provide legal counsel on her behalf and to reimburse Gonzalez for her direct and reasonable out of pocket expenses (including reasonable attorney’s fees) incurred with respect to rendering such cooperation. Starbucks shall reimburse Gonzalez for any time spent in accordance with this provision at an hourly or daily rate, whichever is more appropriate, based on her last base salary at Starbucks. Gonzalez further agrees that she will not voluntarily become a party to, or directly or indirectly aid or encourage any other party in connection with, any lawsuit, claim, demand, or adversarial or investigatory proceeding of any kind involving Starbucks or that relates in any material way to her employment with Starbucks or that is based on facts about which she obtained personal knowledge while employed with Starbucks. Gonzalez’s compliance with a subpoena or other legally compulsive process will not be a violation of this provision. Nothing in this Section 9 shall preclude or limit Gonzalez from bringing an action exclusively for the purpose of enforcing her rights under this Agreement, subject to the terms in Section 11.

10.

Review and Revocation Period. Gonzalez agrees that she has been given twenty-one (21) days to consider whether to enter into this Agreement (the “Consideration Period”) but may sign this Agreement in less than twenty-one (21) days at her option. Gonzalez may revoke this Agreement for a period of seven (7) days following the execution of this Agreement by written notice timely delivered to the EVP, General Counsel and Secretary of Starbucks. This Agreement shall become effective following expiration of this seven (7) day revocation period (the “Revocation Period”). If not executed by Gonzalez by the end of the Consideration Period and returned to Starbucks within three (3) days of the expiration of the Consideration Period, the offer of this Agreement shall automatically be withdrawn by Starbucks without separate notice. In order to receive the payments and benefits under Sections 2 (a)-(e) and 3 of this Agreement, Gonzalez is required to return all property of Starbucks in accordance with Section 8 and reaffirm the general release of claims set forth in Section 6 within twenty-one (21) days following the Separation Date (the “Reaffirmation”). Gonzalez may revoke the Reaffirmation for a period of seven (7) days following the execution of the Reaffirmation by written notice timely delivered to the EVP, General Counsel and Secretary of Starbucks.

11.	Enforcement.

a.

Any party’s failure to enforce this Agreement in the event of one or more events that violate this Agreement shall not constitute a waiver of any right to enforce this Agreement against subsequent violations. If a bond is required in any action to enforce a right under this Agreement, including an action for a Temporary Restraining Order or Preliminary Injunction, the parties agree that a reasonable amount of such bond is $1,000.

b.

The parties agree that in the event of a breach of this Agreement, the injured party shall be entitled, at its sole discretion, to enforce this Agreement. Should either party find it necessary to enforce its rights under this Agreement, it is agreed that the matter shall be presented in arbitration before a mutually agreeable arbitrator in or within 50 miles of Seattle, WA, except with regard to any breach or threatened breach of Sections 5 and/or 8 above for which Starbucks at its sole discretion may seek judicial relief or arbitration. The location of the arbitration may be modified by mutual agreement of the parties or either party may elect to present its case telephonically. With the exception of any breach or threatened breach of Sections 5 and/or 8 above, if any controversy, dispute or claim arising out of or relating to this Agreement or breach thereof cannot first be settled through negotiation, the parties agree to confidential, binding arbitration administered Judicial Dispute Resolution, LLC (JDR) pursuant to its Arbitration Rules, copies of which are available on the JDR website. Judgment on the Award may be entered in any court having jurisdiction.

12.

Severability. The provisions of this Agreement are severable, and except for Section 6, if any part of them are found to be unlawful or unenforceable, the other provisions of this Agreement shall remain fully valid and enforceable to the maximum extent consistent with applicable law. If Gonzalez brings any claim(s) released pursuant to Section 6 and a court finds the waiver and release of such claim(s) to be invalid unlawful or unenforceable, (i) Starbucks’ obligations to Gonzalez under Sections 2 (a)-(e) and 3 shall cease, and Gonzalez shall return to Starbucks any monetary payments Gonzalez received pursuant to Sections 2 (a)-(e) and 3, and, without duplication, (ii) the value of all consideration Gonzalez received pursuant to Sections 2 (a)-(e) and 3 of this Agreement shall be treated as an offset to any damages based on such claim(s).

13.

Entire Agreement. This Agreement sets forth the entire understanding between Gonzalez and Starbucks and supersedes any prior agreements or understandings, express or implied, pertaining to the terms of Gonzalez’s employment with Starbucks and the employment relationship. Gonzalez acknowledges that in executing this Agreement, she does not rely upon any representation or statement by any representative of Starbucks concerning the subject matter of this Agreement, except as expressly set forth in the text of the Agreement. Starbucks acknowledges that in executing this Agreement, it does not rely upon any representation or statement by Gonzalez concerning the subject matter of this Agreement, except as expressly set forth in the text of the Agreement. No modification or waiver of this Agreement shall be effective unless evidenced in a writing signed by both parties. This Agreement may be executed in one or more copies or counterparts and each such copy shall constitute a duplicate original of this Agreement.

14.

Whistleblower Protections. Notwithstanding anything set forth herein to the contrary, nothing in this Agreement shall (i) prohibit Gonzalez from making reports of possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Securities and Exchange Commission (the “SEC”), in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of federal law or regulation, or (ii) require notification or prior approval by Starbucks of any such report; provided that Gonzalez is not authorized to disclose communications with counsel or in her capacity as counsel that were made for the purpose of receiving or providing legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege. Furthermore, Gonzalez shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal. Nothing in this Agreement shall prevent Gonzalez from obtaining any and all monetary damages, benefits or awards from the SEC in connection with any such disclosure nor does Starbucks acknowledge right to such damages, benefits or awards for any disclosures that involve disclosure of privileged information or communications.

15.

Taxation. Gonzalez shall not have a right to designate the taxable year of any payment under this Agreement. Gonzalez shall defend, indemnify and hold Starbucks harmless for any tax liabilities, penalties or any other tax consequence of this Agreement other than the ordinary employer FICA contributions. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, and, accordingly, to the maximum extent permitted, this Agreement shall be limited, construed and interpreted in accordance with such intent.

16.

Governing Law; Attorney’s Fees. This Agreement will be governed by and construed exclusively in accordance with the laws of the State of Washington without reference to its choice of law principles. In any action brought to enforce any obligation arising out of this Agreement, the substantially prevailing party shall be entitled to recover reasonable attorney’s fees and costs.

17.

Non-admission. This Agreement shall not be considered as evidence of any violation of any statute or law, or any wrongdoing or liability on the part of Starbucks. Starbucks expressly denies any wrongdoing or liability or that the offer of this Agreement constitutes evidence of any wrongdoing or liability.

18.

No Sale, Transfer or Assignment of Interest. Gonzalez warrants and affirms that she has not sold, transferred, or otherwise assigned all or any of her interest in any of the claims or causes of action released in this Agreement, and that Gonzalez is the only person empowered to release such claims.

19.

Knowing and Voluntary Agreement. Gonzalez agrees that she has carefully read and fully understands all aspects of this Agreement, including the fact that this Agreement releases any claims that she might have against Starbucks. Gonzalez agrees that she has not relied upon any representations or statements not set forth herein or made by Starbucks agents or representatives. Finally, Gonzalez agrees that she has been advised to consult with an attorney prior to executing the Agreement, and that she has done so, and now enters into this Agreement without duress or coercion from any source.

RACHEL A. GONZALEZ			STARBUCKS CORPORATION

Rachel A. Gonzalez		By:	Angela Lis
Print Full Name

/s/ Rachel A. Gonzalez		Title:	Chief Partner Officer
Signature

Date:	3/31/2022	Date:	3/31/2022

Exhibit A to the Separation Agreement and General Release (the “Agreement”) between Rachel

Ann Gonzalez (“Gonzalez”) and Starbucks Corporation (“Starbucks”)

Reaffirmation of the General Release of Claims and Other Commitments and Obligations

TO BE SIGNED ONLY AFTER THE SEPARATION DATE

In light of Gonzalez’s continued employment beyond the date she entered into the Agreement and as a condition to receive all post-separation consideration under the Agreement, she hereby reaffirms as of the date set forth below her general release of claims, including but not limited to any claims that may have arisen subsequent to her execution of the Agreement, and reaffirms all of her other commitments and obligations under the Agreement, including but not limited to the return of all Starbucks property. Gonzalez does not release any claim which may not, by operation of law, be subject to release; she does not release any rights to enforce this Agreement or any agreement referenced herein; she does not release any claims to vested benefits under any Starbucks benefit plan; and she does not waive or release any rights she may have to any claim for indemnity, including reasonable fees and expenses incurred in defense, of any action brought against her regardless of whether such indemnity is through insurance or Company expense.

If Gonzalez declines to execute this Reaffirmation she shall have no obligation to repay Starbucks the value of any consideration already received except under the terms of Section 12.

Gonzalez agrees that she was given twenty-one (21) days to consider whether to execute this Reaffirmation but understands that she may sign it in less than twenty-one (21) days at her option. Gonzalez may revoke this Reaffirmation for a period of seven (7) days following the execution of this Reaffirmation (“Revocation Period”) by written notice timely delivered to the EVP, General Counsel and Secretary of Starbucks. This Reaffirmation shall become effective following expiration of this seven (7) day Reaffirmation Revocation Period.

RACHEL A. GONZALEZ

Signature

Date: